PRESS RELEASE                                                                                                        Contact:
John Parry
Chief Financial Officer
3524 Airport Road
Maiden, NC  28650
(828) 464-8741  Ext. 6677

FOR IMMEDIATE RELEASE

Air T, Inc. Announces Receipt of Notice from Nasdaq

MAIDEN, N.C., July 16, 2009 -- Air T, Inc. (Nasdaq Capital Market:AIRT) announced that it today received notice from The Nasdaq Stock Market regarding Air T’s previously announced non-compliance with a Nasdaq listing requirement as the result of the death on July 8, 2009 of one of its independent directors.  As reported in Air T’s Form 8-K filed with the Securities and Exchange Commission on July 9, 2009, on July 8, 2009 Claude S. Abernethy, Jr., an independent member of the Air T’s Board of Directors and one of the three members of its Audit Committee, passed away, and that, as a result of Mr. Abernethy’s death, Air T was temporarily in noncompliance with Nasdaq Listing Rule 5605(b)(1), which requires that independent directors comprise a majority of the Board of Directors, and Nasdaq Listing Rule 5605(c)(2), which requires that the Audit Committee be comprised of at least three members.  Each of Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2) provides a cure period of 180 days for Air T to regain compliance.

Air T notified Nasdaq on July 8, 2009 of its temporary non-compliance with these listing rules.  On July 9, 2009, Air T notified Nasdaq that earlier that day the Executive Committee of the Board of Directors had appointed Dennis A. Wicker, an independent director, to the Audit Committee, and, as a result of this action, Air T had regained compliance with Nasdaq Listing Rule 5605(c)(2).  Air T intends to regain compliance with Nasdaq Listing Rule 5605(b)(1) prior to the expiration of the cure period through the appointment or election of an independent director to the Board of Directors to fill the vacancy created by Mr. Abernethy’s death.

The Nasdaq notice received by Air T on July 16, 2009 advised that, as result of Mr. Abernethy ceasing to be a director, Air T was not in compliance with Nasdaq Listing Rule 5605(b)(1) and confirmed that Air T must regain compliance with this requirement by January 4, 2010.  Pursuant to Nasdaq Listing Rules and the regulations of the Securities and Exchange Commission, Air T is required to issue a press release and file a separate Form 8-K disclosing its receipt of this notice.

About Air T

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, manufactures and sells aircraft deicers and other special purpose industrial equipment, and provides ground support equipment and facilities maintenance to airlines.  Air T is one of the largest, small-aircraft air cargo operators in the United States.  Air T’s Mountain Air Cargo (MAC) and CSA, Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States, Puerto Rico and the Caribbean Islands.  Air T’s Global Ground Support subsidiary manufactures deicing and other specialized military and industrial equipment and is one of the largest providers of deicers in the world.  The Global Aviation Services subsidiary provides ground support equipment and facilities maintenance to domestic airline customers.